Exhibit 14.1
XCORPOREAL, INC.
CODE OF ETHICS
     Xcorporeal, Inc. (the “Company”) has created this Code of Ethics to govern the conduct of all of the Company’s directors, officers and employees, including its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and persons performing similar functions (the “Senior Financial Officers”) in the performance of their duties and responsibilities to the Company.
     The Audit Committee of Board of Directors (the “Board”) of the Company will review this Code periodically and recommend any changes to the Board.
I. Purpose
     The purpose of this Code is to codify the standards that the Company believes are reasonably designed to deter wrong-doing and to promote adherence to the following principles:
*	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

*	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission (“SEC”)

*	Compliance with applicable governmental laws, rules, regulations and agreements

*	The prompt internal reporting of violations of this Code, and

*	Accountability for adherence to this Code.
I. Honest and Ethical Conduct
     The Company expects honest and ethical conduct in all aspects of the Company’s business from all officers, directors and employees. The Company is committed to business success through maintenance of high standards of responsibility and ethics, and seeking to outperform the competition fairly and honestly. All personnel are required to act honestly and ethically in the performance of their duties and responsibilities.
     The Company expects the highest possible honest and ethical conduct and integrity from its Senior Financial Officers. Senior Financial Officers will set a standard of exemplary conduct, encourage and promote such conduct in others, and proactively promote honest and ethical behavior among the Company’s employees.

II. Conflicts of Interest
     Service to the Company should never be subordinated to personal gain and advantage. All directors, officers and employees will avoid conflicts of interest in relation to their duties and responsibilities to the Company. A conflict situation can arise when an individual takes actions or has interests that may make it difficult to perform their work objectively and effectively. A conflict of interest exists if an individual’s personal interests interfere with the Company’s interests.
     The Company generally does not permit its employees to maintain separate employment outside of the Company. The best policy is to avoid any direct or indirect business connection with contractors, customers, suppliers or competitors, except on the Company’s behalf.
     Senior Financial Officers are required to promptly disclose any conflict of interest to the Audit Committee. When requested by the Audit Committee, a director, officer or employee will promptly resign or terminate any relationship or position that is reasonably perceived to give rise to a conflict of interest.
III. Financial Records and Periodic Reports
     It is the Company’s policy to make full and fair disclosure in compliance with all applicable laws, rules and regulations. All directors, officers and employees will execute their job function in a manner designed to produce financial statements and other public disclosures that are in compliance with all applicable laws and regulations.
     Each Senior Financial Officer will, within such officer’s applicable area of responsibility, endeavor in all respects to produce and promote full, fair, accurate, timely and understandable disclosure in public communications made by the Company, including reports and documents filed with or submitted to the SEC, the National Association of Securities Dealer, and any applicable securities exchange.
     The Senior Financial Officers will oversee the establishment and management of the Company’s internal financial controls and disclosure controls and procedures, in order to enable the Company’s consolidated financial statements and the notes thereto to present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of and for the period indicated in conformity with generally accepted accounting principles.
     Each Senior Financial Officer will cooperate with the Company’s external auditors in the process of audit and review, and will not take any action to coerce, manipulate, mislead or fraudulently influence such auditors in such process.
     Each Senior Financial Officer will promptly bring to the attention of the Audit Committee:
•	Any material information that should be publicly disclosed but which such Senior Financial Officer has reason to believe will not be timely disclosed

•	Any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information

•	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
     If any employee becomes aware of material information that affects the disclosures made or to be made by the Company in its SEC filings or submissions or other public communications, they will promptly bring such information to the attention of a Senior Financial Officer, the Audit Committee, or the Company’s outside General Counsel.
IV. Compliance with Applicable Laws, Rules and Regulations
     All directors, officers and employees must respect and obey the laws of the jurisdictions in which they operate. They will reflect the Company’s commitment to legal compliance by action and example. Each Senior Financial Officer will comply, and encourage and promote compliance, with the laws, rules, regulations, and government agreements applicable to the Company’s business and operations.
     Directors, officers and employees may not use corporate assets or funds for any unlawful or improper purpose. The Company does not authorize or condone any payment that is in the nature of a bribe, kickback or undisclosed commission to a third party for obtaining any business or advantage for the Company or any of its employees.
     Each Senior Financial Officer is expected to be generally familiar with the laws applicable to such officer’s area of responsibility. Although not everyone expected to know all the details of all laws, it is important to know enough to determine when to seek advice from supervisors or managers, or in appropriate cases the Company’s outside General Counsel.
V. Reporting of Illegal or Unethical Behavior
     Everyone must work to ensure prompt and consistent action against violations of this Code. Anyone who becomes aware of any information concerning any conduct they reasonably believe in good faith to constitute a violation of this Code, or other illegal or unethical conduct, is required to promptly report such information to a Senior Financial Officer, the Audit Committee, or the Company’s outside General Counsel.
     Each Senior Financial Officer will promptly report any violation of this Code to the Audit Committee. If doubt exists as to a potential violation, the Company’s outside General Counsel should be consulted.
     All employees are expected to cooperate in internal investigations of misconduct. Company policy prohibits discrimination, harassment and retaliation against any employee who in good faith provides any information or otherwise assists in any investigation or proceeding regarding any matters of legal or regulatory concern.
VI. Accountability for Adherence to the Code
     Each director, officer and employee of the Company is personally responsible and accountable for their adherence to the provisions of this Code.
     Any violation of this Code may result in disciplinary action, up to and including termination. The Company may impose such sanctions for violations of this Code as it determines, under the circumstances, to be in the best interests of the Company and its shareholders.
     The Audit Committee will report any violations to the Board, and recommend appropriate actions to be taken in the event of violations of these procedures by a Senior Financial Officer.
VII. Amendments and Waivers
     Only the Board may grant a waiver or approval of a material departure from this Code. The Company should not fail to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to a Senior Financial Officer.
     No provision of this Code is intended to create any right in favor of any third party, including any shareholder, officer, director, employee, or contractor of the Company, in the event of a violation of any provision of this Code.

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